UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 11, 2006

Date of Earliest Event Reported: April 10, 2006

Vubotics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-28883	58-2212465
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification No.)

5555 Glenridge Connector, Suite 200, Atlanta, Georgia 30342

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 404.459.5850

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.                      Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Vubotics, Inc., f/k/a Halifax International, Inc. (the “Company”) and co-defendants Philip Lundquist and Christopher Partners, Inc. (the “Co-Defendants”) have settled a lawsuit entitled Larry Rodammer v. Philip Lundquist, Christopher Partners, Inc., and Halifax International, Inc., Circuit Court of the 17th Judicial Circuit of Broward County, Florida, Case No. 02-013765(12) (the “Action”). In the Action, Mr. Rodammer obtained a judgment, arising from three alleged promissory notes, against the Company and the Co-Defendants for $344,814.79, plus post judgment interest at a rate of 7% a year (the “Judgment”). The Company and the Co-Defendants appealed this judgment to the District Court of Appeal of the State of Florida Fourth District, DCA Case No. 4D06-114 (the “Appeal”). Neither the Company nor the Co-Defendants admitted to liability to Mr. Rodammer. The settlement was finalized on April 10, 2006.

The settlement established a three year payment plan for paying the Judgment with interest accruing at a rate of 10% per year. Mr. Rodammer has agreed to forebear from taking any other action to collect the judgment so long as the payment plan is met. The settlement agreement contains a release of all claims by Mr. Rodammer against the Company and the Co-Defendants upon completion of the payment plan. The Company and the Co-Defendants are in the process of dismissing their Appeal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:	April 11, 2006	Vubotics, Inc.

		By:	/s/Philip E. Lundquist
Philip E. Lundquist
Chief Financial Officer